Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:

David Jones
Executive Vice President and Chief Financial Officer
865-293-5299

MEDIA CONTACT:

Tracy Young
Vice President, Communications
800-818-1498

Team Health Holdings, Inc., Announces Fourth Quarter and

Fiscal 2011 Financial Results

Fiscal 2011 Fourth Quarter Highlights

•	Net Revenue less provision for uncollectibles grew 17.4% to $462.0 million over the prior year fourth quarter

•

Net earnings were $13.3 million; $16.8 million after excluding after tax contingent purchase expense of $3.5 million ($5.8 million pretax); $20.6 million after excluding the after tax non-cash amortization expense of $3.8 million ($6.1 million pretax) and after tax contingent purchase expense

•	Diluted net earnings per share of $0.20; $0.25 after excluding after tax contingent purchase expense; $0.31 after excluding the after tax non-cash amortization and contingent purchase expense

•	Adjusted EBITDA increased 9.5% to $43.9 million over the prior year fourth quarter

KNOXVILLE, Tenn. – February 7, 2012 – Team Health Holdings, Inc. (“TeamHealth”) (NYSE: TMH), one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States, today announced results for its fourth quarter and full fiscal year 2011.

“We are pleased with our fourth quarter results, as we delivered healthy growth across revenues, operating earnings and Adjusted EBITDA. With the solid performance in the fourth quarter, our full year results exceeded both our initial and increased revised financial performance targets for 2011,” said TeamHealth President and Chief Executive Officer, Greg Roth.

“The strength of our financial performance demonstrates the effectiveness of our balanced and integrated approach to achieving our revenue growth goals. Once again, all of our growth drivers delivered major contributions to revenue, which include same contract, acquisitions and net contract growth, despite sequentially lower same contract volume growth throughout 2011. For the quarter, acquisition growth was the largest component of consolidated revenue growth as we benefited from recent acquisitions that closed in the third quarter of 2011. Net new contract growth also performed well as we benefited from investments made in our sales and marketing process. Finally, same contract revenue contributed solid growth, driven by increases in estimated collections per visit, despite a limited volume growth environment. In addition, our military business delivered revenue growth for the second consecutive quarter, and we believe the improving revenue trends reflect continued stabilization of this division. Moving into 2012, we remain well positioned, with a healthy acquisition pipeline and continued opportunities for both new contract wins and same contract revenue growth.”

Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, “We are pleased with our continued progress and the successful execution of our growth plan in 2011 and we look forward to delivering strong operating and financial performance in 2012. Our recent acquisitions and net sales efforts reinforce the appeal of our model and our reputation as a desirable partner to physician groups serving hospitals with the highest expectations of quality and service. We remain dedicated to delivering the highest quality of patient care and our proprietary information technology systems and infrastructure investments enable us to help hospitals drive patient safety, operational efficiency and customer satisfaction goals.”

Fiscal 2011 Fourth Quarter Results

Net revenue less provision for uncollectibles (“revenue less provision”) increased 17.4% to $462.0 million from $393.4 million in the fourth quarter of 2010. Acquisitions contributed 7.8%, new contracts, net of terminations contributed 6.1%, and same contract revenue contributed 3.5% of the increase in quarter-over-quarter growth in net revenue less provision.

Same contract revenue less provision increased 3.8% to $374.4 million from $360.5 million in the fourth quarter of 2010. Increases in estimated collections on fee-for-service visits of 5.8% provided approximately 4.2% of same contract revenue growth between quarters. Fee for service volume growth provided a 0.4% increase in same contract revenue growth as the number of visits increased 0.5% from the same contract volume reported in the fourth quarter of 2010. Declines in contract and other revenue, primarily associated with our locum tenens division, constrained same contract revenue growth by 0.8%. Acquisitions contributed $30.8 million of growth and net new contract revenue increased by $23.9 million between quarters.

Reported net earnings were $13.3 million in the fourth quarter of 2011, or $0.20 diluted net earnings per share, compared to a net loss of $36.0 million, or $0.56 diluted net loss per share in the same period of 2010. Financial results for the fourth quarter of 2011 included $5.8 million ($3.5 million after-tax) of contingent purchase expense associated with acquisitions that contained a contingent payment component of the total purchase price. Excluding this adjustment, net earnings for the fourth quarter of 2011 were $16.8 million and diluted net earnings per share were $0.25. Financial results for the fourth quarter of 2010 included a non-deductible goodwill impairment charge of $48.8 million, a $2.3 million loss associated with the December 2010 bond redemption and $3.9 million of contingent purchase expense totaling $55.0 million on a pre-tax basis ($52.6 million after-tax). Excluding these adjustments, diluted net earnings for the fourth quarter of 2010 were $16.5 million and diluted net earnings per share were $0.26.

As a result of the Company’s increased pace of acquisitions during 2011, non-cash amortization expense increased to $6.1 million ($3.8 million after tax) in the fourth quarter of 2011 compared to $4.1 million ($2.6 million after tax) in 2010. Excluding the non-cash amortization expense and previously noted adjustments in each period, diluted net earnings per share were $0.31 in the fourth quarter of 2011 and $0.29 in 2010.

Fourth quarter 2011 net earnings per share were also impacted by transaction costs of $1.5 million ($0.9 million after tax or $0.01 per share), a higher effective state tax rate, and an increase in fully diluted outstanding shares between quarters.

Cash flow provided by operations in the fourth quarter of 2011 was $43.7 million compared to $50.4 million in the same quarter in 2010. Included in operating cash flows were contingent purchase price payments of $3.5 million and $3.2 million, respectively, in 2011 and 2010. Excluding the impact of contingent purchase price payments, the $6.5 million decrease in operating cash flow between quarters was principally the result of an increase in the funding of accounts receivable in part associated with an increase in net revenue from new contracts and acquisitions.

Adjusted EBITDA increased 9.5% to $43.9 from $40.0 million in the same quarter in 2010. Adjusted EBITDA margin was 9.5% compared to 10.2% for the same quarter in 2010. The change in margin was primarily due to lower operating margins on new contracts associated with initial startup costs and higher provider costs. See “Non-GAAP Financial Measures Reconciliation” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings.

Fiscal 2011 Full Year Results

Revenue less provision in the year ended December 31, 2011 increased 14.9% to $1.75 billion from $1.52 billion in fiscal 2010. Same contract revenue contributed 4.0%, acquisitions contributed 5.1%, and new contracts, net of terminations contributed 5.9% of the increase in year-over-year growth in net revenue less provision.

Same contract revenue less provision increased 4.6% to $1.36 billion from $1.30 billion in 2010. Increases in estimated collections on fee for service visits of 5.2% provided approximately 3.8% of same contract growth between periods. Fee for service volume growth increased 2.5%, which contributed 1.9% of same contract growth between years. Declines in contract and other revenue, primarily associated with our military and locum tenens divisions, constrained same contract growth by 1.0%. Acquisitions contributed $76.8 million of growth between years while net new contract revenue increased by $88.9 million.

Reported net earnings were $65.5 million, or $0.98 diluted net earnings per share in 2011, compared to $6.8 million, or $0.11 diluted net earnings per share, in 2010. Financial results for 2011 included an increase in discounted carrying value of prior year professional liability reserves of $5.3 million ($3.2 million after tax), contingent purchase expense of $13.6 million ($8.3 million after tax), and a loss on the refinancing of debt of $6.0 million ($3.6 million after tax), totaling $24.9 million on a pre-tax basis ($15.1 million after tax). Excluding these adjustments, net earnings were $80.6 million and diluted net earnings per share were $1.21 for the year. Financial results for 2010 included a reduction of professional liability reserves related to prior years of $7.2 million ($4.4 million after tax), contingent purchase expense of $13.3 million ($8.1 million after tax), an impairment charge of $50.3 million ($49.7 million after tax), and costs associated with the Company’s bond redemption of $18.4 million ($11.2 million after tax), totaling $74.8 million on a pre-tax basis ($64.7 million after tax). Excluding these adjustments, net earnings were $71.5 million and diluted net earnings per share were $1.11 in 2010.

As a result of the acquisitions completed in both 2010 and 2011, non-cash amortization expense increased to $17.8 million ($11.1 million after tax) in 2011 compared to $14.4 million ($9.3 million after tax) in 2010. Excluding the non-cash amortization expense and previously noted adjustments in each fiscal year, diluted net earnings per share were $1.38 in 2011 and $1.25 in 2010.

Fiscal 2011 net earnings per share were also impacted by transaction costs of $4.1 million ($2.5 million after tax or $0.04 per share) compared to $0.8 million ($0.5 million after tax or $0.01 per share) in 2010, a higher effective state tax rate, and an increase in fully diluted outstanding shares between years.

Cash flow provided by operations in 2011 was $98.8 million compared to $109.9 million in 2010. Included in operating cash flow were contingent purchase price payments of $15.5 million and $4.1 million, respectively, in 2011 and 2010. Excluding the impact of contingent purchase price payments, the $0.4 million increase in operating cash flow was principally the result of improved profitability, absence of cash costs associated with the bond redemption in 2010 and reduced interest payments during 2011, offset by an increase in accounts receivable funding and tax payments between periods. Included in operating cash flow in 2010 were $15.1 million of cash costs associated with the bond redemption, including $2.8 million of accrued interest payments on bonds that were redeemed. During 2011, total net cash used for acquisitions, including contingent payments reported in operating cash flow, was $141.3 million compared to $56.4 million for the same period in 2010.

Adjusted EBITDA increased 13.4% to $188.5 million from $166.3 million in 2010 and Adjusted EBITDA margin was 10.8% compared to 10.9% in 2010. See “Non-GAAP Financial Measures Reconciliation” and “Adjusted EBITDA” below for the definition of Adjusted EBITDA and its reconciliation to net earnings.

As of December 31, 2011, the Company had cash and cash equivalents of $9.9 million and $200.0 million of available borrowings under a revolving credit facility (without giving effect to $6.6 million of undrawn letters of credit). The Company’s total outstanding debt was $420.0 million, including $25.0 million outstanding under its revolving credit facility, which reflected $2.5 million of term debt payments and a $34.5 million reduction of outstanding revolver borrowings during the fourth quarter of 2011.

Conference Call

As previously announced, TeamHealth will hold a conference call tomorrow, February 8, to discuss its fiscal fourth quarter and full-year 2011 results at 8:30 a.m. (Eastern Standard Time). The conference call can be accessed live over the phone by dialing

1-877-941-1427, or for international callers, 1-480-629-9664. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 4509237. The replay will be available until February 15, 2012.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call in the Investor Relations section of the Company’s website at www.teamhealth.com.

To learn more about TeamHealth, please visit the company’s Web site at www.teamhealth.com. TeamHealth uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company’s Web site and is readily accessible.

About TeamHealth

TeamHealth (Knoxville, Tenn.) (NYSE: TMH) was founded in 1979 and has become one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States. Through its six principal service lines located in 15 regional sites, TeamHealth’s more than 7,100 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, and pediatric staffing and management services to more than 730 civilian and military hospitals, clinics, and physician groups in 47 states. For more information about TeamHealth, visit www.teamhealth.com.

Forward Looking Statements

Statements and information contained herein that are not historical facts and that reflect the current view of Team Health Holdings, Inc. (the “Company”) about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed under the caption “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. The Company’s “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

Non-GAAP Financial Measures Reconciliation

In this release we refer to Adjusted EBITDA and Adjusted EBITDA margin, which are financial measures that are calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Adjusted EBITDA is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table under “Adjusted EBITDA” below. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenues less provision for uncollectibles. For a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, we refer you to the table under “Adjusted EBITDA”.

Team Health Holdings, Inc.

Consolidated Balance Sheets

	As of December 31,
	2010	2011
	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$30,337	$9,855
Accounts receivable, less allowance for uncollectibles of $194,833 and $265,293 in 2010 and 2011, respectively	241,238	307,874
Prepaid expenses and other current assets	21,211	24,021
Receivables under insured programs	15,492	14,129
Income tax receivable	2,179	1,438

Total current assets	310,457	357,317
Investments of insurance subsidiary	87,781	94,300
Property and equipment, net	35,159	34,674
Other intangibles, net	60,866	101,910
Goodwill	174,439	232,215
Deferred income taxes	45,791	36,188
Receivables under insured programs	28,639	31,581
Other	38,706	40,082

	$781,838	$928,267

Liabilities and shareholders’ (deficit) equity
Current liabilities:
Accounts payable	$18,556	$22,356
Accrued compensation and physician payable	131,043	153,674
Other accrued liabilities	106,824	109,649
Current maturities of long-term debt	4,250	35,000
Deferred income taxes	38,438	38,068

Total current liabilities	299,111	358,747
Long-term debt, less current maturities	399,500	385,000
Other non-current liabilities	151,980	167,120
Shareholders’ (deficit) equity:
Common stock ($0.01 par value; 100,000 shares authorized and 64,489 and 65,589 shares issued and outstanding at December 31, 2010 and 2011, respectively)	645	656
Additional paid-in capital	522,992	541,216
Accumulated deficit	(593,295)	(527,774)
Accumulated other comprehensive earnings	905	3,302

Shareholders’ (deficit) equity	(68,753)	17,400

	$781,838	$928,267

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Team Health Holdings, Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,
	2010	2011
	(In thousands, except per share data)
Net revenues	$692,787	$846,635
Provision for uncollectibles	299,349	384,601

Net revenues less provision for uncollectibles	393,438	462,034
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	304,846	362,484
Professional liability costs	13,169	16,464
General and administrative expenses (includes contingent purchase compensation expense of $3,893 and $5,774 in 2010 and 2011, respectively	42,587	47,275
Other income	(582)	(974)
Impairment of intangibles	48,797	—
Depreciation	2,905	3,044
Amortization	4,052	6,116
Interest expense, net	4,615	3,581
Loss on extinguishment of debt	2,261	—
Transaction costs	122	1,496

(Loss) earnings before income taxes	(29,334)	22,548
Provision for income taxes	6,697	9,245

Net (loss) earnings	$(36,031)	$13,303

	Three Months Ended December 31,
	2010	2011
Net (loss) earnings per share
Basic	$(0.56)	$0.20

Diluted	$(0.56)	$0.20

Weighted average shares outstanding
Basic	64,274	65,412
Diluted	64,274	67,075

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Team Health Holdings, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2010	2011
	(In thousands, except per share data)
Net revenues	$2,671,374	$3,141,678
Provision for uncollectibles	1,152,110	1,396,350

Net revenues less provision for uncollectibles	1,519,264	1,745,328
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	1,170,208	1,348,255
Professional liability costs	46,356	65,982
General and administrative expenses (includes contingent purchase compensation expense of $13,311and $13,575 in 2010 and 2011, respectively)	149,122	169,147
Other (income) expenses	(1,017)	242
Impairment of intangibles	50,293	—
Depreciation	11,503	12,208
Amortization	14,416	17,756
Interest expense, net	20,552	12,782
Loss on extinguishment and refinancing of debt	17,122	6,022
Transaction costs	843	4,149

Earnings before income taxes	39,866	108,785
Provision for income taxes	33,065	43,264

Net earnings	$6,801	$65,521

	Year Ended December 31,
	2010	2011
Net earnings per share
Basic	$.11	$1.01

Diluted	$.11	$0.98

Weighted average shares outstanding
Basic	64,177	65,041
Diluted	64,641	66,580

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Team Health Holdings, Inc.

Consolidated Statements of Cash Flows

	Three Months Ended December 31,
	2010	2011
	(In thousands)
Operating activities
Net (loss) earnings	$(36,031)	$13,303
Adjustments to reconcile net (loss) earnings:
Depreciation	2,905	3,044
Amortization	4,052	6,116
Amortization of deferred financing costs	480	198
Equity based compensation expense	762	1,349
Provision for uncollectibles	299,349	384,601
Impairment of intangibles	48,797	—
Deferred income taxes	4,400	10
Loss on extinguishment of debt	978	—
Loss on disposal of equipment	1	—
Loss on assets held for sale	67	—
Equity in joint venture income	1,390	1,174
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(281,157)	(392,642)
Prepaids and other assets	3,028	3,826
Income tax accounts	(10,433)	669
Accounts payable	2,523	6,957
Accrued compensation and physician payable	9,833	12,488
Other accrued liabilities	(655)	(488)
Contingent purchase liabilities	683	2,296
Professional liability reserves	(542)	754

Net cash provided by operating activities	50,430	43,655
Investing activities
Purchases of property and equipment	(4,625)	(5,925)
Cash paid for acquisitions, net	(662)	—
Purchases of investments at insurance subsidiary	(27,534)	(26,843)
Proceeds from investments at insurance subsidiary	34,228	25,558

Net cash provided by (used in) investing activities	1,407	(7,210)
Financing activities
Payments on notes payable	(1,063)	(2,500)
Payments on 11.25% senior subordinated notes	(45,523)	—
Proceeds from revolving credit facility	—	154,500
Payments on revolving credit facility	—	(189,000)
Payments of financing costs	—	(520)
Proceeds from exercise of stock options	56	940
Tax benefit from exercise of stock options	—	54
Proceeds from issuance of common stock under stock purchase plans	385	922

Net cash used in provided by financing activities	(46,145)	(35,604)

Increase in cash and cash equivalents	5,692	841
Cash and cash equivalents, beginning of period	24,645	9,014

Cash and cash equivalents, end of period	$30,337	$9,855

Supplemental cash flow information:
Interest paid	$6,420	$3,617
Taxes paid	$12,934	$8,663

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Team Health Holdings, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2010	2011
	(In thousands)
Operating activities
Net earnings	$6,801	$65,521
Adjustments to reconcile net earnings:
Depreciation	11,503	12,208
Amortization	14,416	17,756
Amortization of deferred financing costs	2,001	1,313
Equity based compensation expense	2,104	4,053
Provision for uncollectibles	1,152,110	1,396,350
Impairment of intangibles	50,293	—
Deferred income taxes	7,070	7,886
Loss on extinguishment and refinancing of debt	4,815	1,654
Loss on disposal of equipment	23	253
Loss on assets held for sale	67	—
Equity in joint venture income	(492)	(1,057)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,150,878)	(1,447,870)
Prepaids and other assets	(8,029)	3,428
Income tax accounts	(4,999)	605
Accounts payable	787	3,629
Accrued compensation and physician payable	9,158	21,408
Contingent purchase liabilities	9,249	(1,918)
Other accrued liabilities	(1,201)	3,384
Professional liability reserves	5,068	10,196

Net cash provided by operating activities	109,866	98,799

Investing activities
Purchases of property and equipment	(11,898)	(11,977)
Cash paid for acquisitions, net	(52,368)	(125,828)
Purchases of investments at insurance subsidiary	(79,460)	(88,561)
Proceeds from investments at insurance subsidiary	78,372	84,866
Other investing activities	5	90

Net cash used in investing activities	(65,349)	(141,410)

Financing activities
Payments on notes payable	(4,250)	(408,750)
Proceeds on notes payable	—	400,000
Payments on 11.25% senior subordinated notes	(203,025)	—
Proceeds from sale of common stock	21,762	—
Proceeds from revolving credit facility	109,800	269,000
Payments on revolving credit facility	(109,800)	(244,000)
Payments of financing costs	—	(8,303)
Stock issuance costs	—	(491)
Proceeds from the issuance of common stock under stock purchase plans	385	1,794
Proceeds from exercise of stock options	617	12,825
Tax benefit from exercise of stock options	—	54

Net cash (used in) provided by financing activities	(184,511)	22,129

Decrease in cash and cash equivalents	(139,994)	(20,482)
Cash and cash equivalents, beginning of year	170,331	30,337

Cash and cash equivalents, end of year	$30,337	$9,855

Supplemental cash flow information:
Interest paid	$23,316	$14,251
Taxes paid	$31,246	$34,573

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Team Health Holdings, Inc.

Adjusted EBITDA

We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table below. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EBITDA, management recognizes and considers the limitations of this measure. Adjusted EBITDA does not reflect certain cash expenses that we are obligated to make, and although depreciation and amortization are non-cash charges, assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

The following table sets forth a reconciliation of net earnings to Adjusted EBITDA.

	Year Ended December 31,		Three Months Ended December 31,
	2010	2011	2010	2011
	(In thousands)
Net earnings (loss)	$6,801	$65,521	$(36,031)	$13,303
Interest expense, net	20,552	12,782	4,615	3,581
Provision for income taxes	33,065	43,264	6,697	9,245
Depreciation	11,503	12,208	2,905	3,044
Amortization	14,416	17,756	4,052	6,116
Impairment of intangibles(a)	50,293	—	48,797	—
Other expenses (income)(b)	(1,017)	242	(582)	(974)
Loss on extinguishment and refinancing of debt(c)	17,122	6,022	2,261	—
Contingent purchase expense(d)	13,311	13,575	3,893	5,774
Transaction costs(e)	843	4,149	122	1,496
Equity based compensation expense(f)	2,104	4,053	762	1,349
Insurance subsidiary interest income	2,444	2,244	619	491
Professional liability loss reserve adjustments associated with prior years	(7,219)	5,345	—	—
Severance and other charges	2,053	1,378	1,937	444

Adjusted EBITDA	$166,271	$188,539	$40,047	$43,869

(a)	Includes impairment of goodwill of $48,797 and $1,496 for impairment of intangibles for the year ended December 31, 2010.
(b)	Reflects gain or loss on sale of assets, realized gains on investments, and changes in the fair value of investments associated with the Company’s non-qualified retirement plan.
(c)	For 2010, reflects the loss on the redemption of the 11.25% Notes, including write-off of deferred financing costs of $4,815. For 2011, reflects the write-off of deferred financing costs of $1,654 from the previous term loan as well as certain fees and expenses associated with the 2011 debt refinancing.
(d)	Reflects expense recognized for estimated future contingent payments associated with acquisitions.
(e)	Reflects expenses associated with acquisition transaction fees.
(f)	Reflects costs related to options and restricted shares granted under the Team Health Holdings, Inc. 2009 Stock Incentive Plan.

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Team Health Holdings, Inc.

Revenue Analysis

The components of net revenue less provision for uncollectibles includes revenue from contracts that have been in effect for prior periods (same contracts) and from net new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended December 31,
	2010	2011	% Change	Contribution to Growth
	(In thousands)
Same contracts:
Fee for service revenue	$263,202	$279,770	6.3%	4.2%
Contract and other revenue	97,323	94,620	(2.8)	(0.7)

Total same contracts	360,525	374,390	3.8	3.5
New contracts, net of terminations:
Fee for service revenue	16,790	34,849	107.6	4.6
Contract and other revenue	16,123	21,970	36.3	1.5

Total new contracts, net of terminations	32,913	56,819	72.6	6.1
Acquired contracts:
Fee for service revenue	—	25,683	—	6.5
Contract and other revenue	—	5,142	—	1.3

Total acquired contracts	—	30,825	—	7.8
Consolidated:
Fee for service revenue	279,992	340,302	21.5	15.3
Contract and other revenue	113,446	121,732	7.3	2.1

Total net revenues less provision for uncollectibles	$393,438	$462,034	17.4%	17.4%

The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Three Months Ended December 31,
	2010	2011
	(In thousands)
Fee for service visits and procedures:
Same contract	1,977	1,987
New and acquired contracts, net of terminations	133	401

Total fee for service visits and procedures	2,110	2,388

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Team Health Holdings, Inc.

Revenue Analysis

The components of net revenue less provision for uncollectibles includes revenue from contracts that have been in effect for prior periods (same contracts) and from net new and acquired contracts during the periods, as set forth in the table below:

	Year Ended December 31,
	2010	2011	% Change	Contribution to Growth
	(In thousands)
Same contracts:
Fee for service revenue	$952,502	$1,026,626	7.8%	4.9%
Contract and other revenue	345,782	332,015	(4.0)	(0.9)

Total same contracts	1,298,284	1,358,641	4.6	4.0
New contracts, net of terminations:
Fee for service revenue	90,867	155,325	70.9	4.2
Contract and other revenue	97,716	122,181	25.0	1.6

Total new contracts, net of terminations	188,583	277,506	47.2	5.9
Acquired contracts:
Fee for service revenue	25,460	91,256	258.4	4.3
Contract and other revenue	6,937	17,925	158.4	0.7

Total acquired contracts	32,397	109,181	237.0	5.1
Consolidated:
Fee for service revenue	1,068,829	1,273,207	19.1	13.5
Contract and other revenue	450,435	472,121	4.8	1.4

Total net revenues less provision for uncollectibles	$1,519,264	$1,745,328	14.9%	14.9%

The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Year Ended December 31,
	2010	2011
	(In thousands)
Fee for service visits and procedures:
Same contract	7,178	7,355
New and acquired contracts, net of terminations	1,000	1,792

Total fee for service visits and procedures	8,178	9,147

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